UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2005

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-117942; 333-117944	36-4350876
(State or other jurisdiction Of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

1901 North Roselle Road, Schaumburg, Illinois		60195
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 22, 2005 Horizon Personal Communications, Inc. (“PerCom”) and Bright Personal Communications Services, LLC (“Bright”), wholly owned subsidiaries of the Registrant, filed a complaint (the “Complaint”) against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. (collectively, “Sprint”) and Nextel Communications, Inc. (“Nextel”) in the Court of Chancery of the State of Delaware, New Castle County.  iPCS Wireless, Inc., a wholly owned subsidiary of the Registrant, filed a substantially similar complaint against Sprint on July 15, 2005 in the Circuit Court of Cook County, Illinois.

The Complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint Corporation and Nextel, Sprint will breach its exclusivity obligations under the Management Agreement, dated as of June 8, 1998, as amended through the date hereof, between PerCom and Sprint (the “PerCom Management Agreement”), and under the Management Agreement, dated as of October 13, 1999, as amended through the date hereof, between Bright and Sprint (the “Bright Management Agreement” and, together with the PerCom Management Agreement, the “Management Agreements”).

The Complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of the Management Agreements.

A copy of the Complaint is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.

99.1  Verified Complaint for Declaratory and Injunctive Relief filed by Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC on July 22, 2005 in the Court of Chancery of the State of Delaware, New Castle County.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: July 22, 2005
	By:	/s/ Stebbins B. Chandor, Jr.
	Name:	Stebbins B. Chandor, Jr.
	Title:	Executive Vice President and Chief Financial Officer